                                   No. 1075 of the register of documents of 1997

                                                                   Exhibit 10.45

                                  Negotiated

                                 in Pinneberg

                              on 25 November 1997

                       Before me, the officiating notary

                                 Axel Mallick

                        officially based in Pinneberg.


the following appeared today of known identity:


1.   [*], businessman

     [*]


2.   Dr Volker Dietrich Anhausser, lawyer

     business address: KriegsstraBe 85, 76133 Karlsruhe


     on the basis of an authorisation to be submitted action for:


a)   Staar Surgical AG

     HauptstraBe 104, CH-2560 Nidau

b)   himself regarding the following (S) 13

The persons appearing acting as specified requested the officiating notary to authenticate the following

                                   Agreement

                       regarding the purchase of shares

and declared:

[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

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                                      -2-

Preamble

[*] is the sole owner and proprietor of all business shares of [*] with a nominal capital totalling DM 1,000,000.00 registered in the commercial register of the Local Court in Hamburg (HRB 38182). The initial capital contributions for the shares have been paid in in full.

Staar Surgical AG is a joint stock company in accordance with Swiss law. The joint stock company is represented by Vladimir Feingold (president of the board of directors) and John Wolf (vice-president of the board of directors).

(S)1 Object of purchase, transfer

(1)
The Seller sells the Buyer the business shares at the par value of DM 20,000.00
DM 30,000.00
DM 17,000.00
DM 233,000.00 and
DM 300,000.00

with all the appertaining rights to future profits and other ancillary rights which arise from 05 January 1998 onwards. The aforementioned business shares are united in a separate deed to form a business share of DM 600,000.00.

(2)
The economic transition deadline for the business shares described in paragraph 1 and for the combined business share is 05 January 1998.

(3)
In his capacity as sole shareholder and managing director, the Seller, [*], grants his consent as is required in (S)11 para. 1 of the Articles, in the version of the Articles changed today before the officiating notary in register of documents no. 1077/1977.


(S)2 Purchase price

(1)
The purchase price is DM 7,800,000.00 (in words: seven million eight hundred thousand Deutschmarks). The purchase price was determined on the basis of the company valuation executed by the accountant Dipl.-Kauffrau Hortense Thielsen, Hamburg, of 29/07/97 which is an integral part of the agreement of purchase of the Company and is enclosed with this agreement as




[*]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.
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                                      -3-

                                  Appendix 1.

The valuation was also based on the Company's audited annual accounts for 1994, 1995, 1996 and the non-audited interim balance sheet for the period January 1997 to 31 October 1997. The estimated further development of sales and profits for the period 1997 to the year 2000, predicted by the Seller was of decisive importance for determining the purchase price.

(2)
The purchase price is to be paid as follows: The payment of the purchase price is to be arranged on 05 January 1998, with the proviso that the proprietorship of the purchase price objects has been proven by then. The payment is to be transferred to an account which is still to be named, kept by the attesting notary in his own name for the Buyer on a trust basis. The notary drew the parties' attention to the standard deadlines in international payment transactions. The notary is instructed only to dispose of the purchase price in favour of the buyer once one of the parties of this agreement has proven that the buyer has become proprietor of the purchase object mentioned in January 1 or when both parties declare this unanimously.

(3)
The Seller has made distributions in advance on the company profits expected for 1997. If and in so far as these advance distributions should exceed the yields from the annual statement of accounts of 31/12/1997 applicable for the distribution of profits, any excess distributions are to be reimbursed without delay.

(4)
Additional uncovered expenses for taxes and contributions due to entering on the liabilities side in the annual statement of accounts of 31/12/1997 are to be reimbursed to the Buyer by the Seller. This also applies if this first results following external audits at a later date.

(S) 3 Guarantees from the Seller
The Seller guarantees the Buyer as follows:

(1)
The share capital has been paid in full. No repayments from the assets necessary to maintain the share capital have been made. The shares are not encumbered with third party's rights.

(2)
The annual statements of accounts on which the valuation of the Company is based have been drawn up according to the principles of proper accounting and the continuity of balance sheet preservation. They reflect the actual state of the Company with regard to their assets, income and financial situation. Any write-offs, devaluations, valuation adjustments and operating reserves, especially for taxes, were made in the sufficient amount.

(3)
The Seller has not concluded any agreements between him and the Company apart from the contract of employment as Managing Director, including any which affect the partnership beyond 31/12/97. There are also no agreements with the shareholder ECC GmbH who has withdrawn and the shareholders who are legally and financially behind ECC.

Agreements regarding cooperations, joint ventures etc were also not concluded.

(4)
There are no letters of support in favour of third parties.

(5)
The purchase of the initial contributions by the Buyer is not classified as taking over the property of another person as defined by (S) 419 German Civil Code. The Seller assures that he additionally owns other actual net assets which are worth at least 20% of the purchase price agreed.

(6)
There are no preemptive rights, option rights or other purchase rights governing the object of purchase.

(7)
The fixed assets which were taken into consideration in the company valuation and are included in the list of the development of the fixed assets of 01/01/1996 and are handed over as

                                  Appendix 2

are in the unrestricted possession of the Company and are also available for the unlimited use of the Company with the exception of disposals caused by operational use.

(8)
All objects to be found in the Company are capable of being used without any limitations.

(9)
Existing delivery and performance commitments can be met.

(10)
The brands and trademarks listed in

                                  Appendix 3

are due only to the Company without any restrictions. They are not encumbered with any rights of third parties. In particular no third parties hold usufructs for these trademarks and brands. No licences have been awarded to third parties.

All brands and trademarks are valid. These rights have not been challenged by third parties. As far as the Seller is aware, no industrial property rights of third parties have been violated by the use of the brands and trademarks.

Measures required to maintain the property rights have without exception been initiated in good time and sufficient provisions have been made to guarantee that the property rights are upheld.

Finally, all fees which are due have also been paid in full.

(11)
No other distribution agreements have been made with manufacturers apart from those listed in

                                  Appendix 4

of this agreement. The texts of the agreements have been enclosed in full. There are no supplementary stipulations, side letters etc. In so far as no written agreements were made the agreements have been fully and correctly transcribed. The agreements and oral agreements do not affect the interests of STAAR SURGICAL.

The Seller further assures that there are no sales representatives or - from the Company's viewpoint - similar persons who are entitled to represent the Company in connection with the sales and distribution of their products or otherwise result in financial commitments or temporal obligations for the Company.

(12)
The fixed assets and inventions are free of rights of third parties. In particular they have neither been attached nor has their ownership been transferred by way of security.

(13)
The Seller commits himself in good time before his withdrawal to train a successor for the management of the Company and to pass on to him/her all contacts with people, companies and institutions which are of importance for the management, in particular for sales and distribution, so that these can be implemented in the Company without any problem.

(14)
The orders on hand can be processed smoothly without exception. The individual orders are reasonably priced in accordance with the business procedures of the Company exercised to date. The orders are processed in accordance with the agreement. There are no deals pending which are connected with particular risks. The Seller is not aware of any other circumstances which could conceal the risk of permanently negatively affecting the intrinsic value or the earning power of the Company.

(15)

The list of customers which is submitted as

                                  Appendix 5

is complete. The gross margins stated in it are correct.

(16)
There are no restrictions from authorities, judicial or neighbourly measures on the business currently practised. By conducting this business, as far as the Seller knows, no regulations of industrial law, criminal law or any other public legal matters are being violated.

(17)
The list of the company's liabilities which is submitted as

                                  Appendix 6

is complete and correct.

The Company has fulfilled all its financial obligations punctually.

(18)
The Company does not receive any investment subsidies or other subsidies.

(19)
The Company is neither involved in a law suit or execution proceedings, nor is there any risk of a law suit or execution proceedings being lodged. An exception in this case is the legal action with the customer Morawetz GmbH against which claims to the amount of approx. DM 18,000.00 have been lodged. Bankruptcy proceedings have been petitioned for this customer's assets.

(20)
All known fiscal commitments have been fully met.

(21)
The list of stock in hand "Inventory October 1997 of 03/11/97" which has been submitted by the Seller and enclosed as

                                  Appendix 7

contains the complete inventory. The values specified are the net purchase prices. The objects are at the free disposal of and unencumbered property of the Company. The purchase prices have been paid. All inventories are fully functional and vendible. Therefore no value adjustment was necessary.

(22)
There are no legal disputes between the (previous) shareholders and the Company.

(23)
The accounts receivables list which is submitted as

                                  Appendix 8

is complete and correct. The claims are all good with the exception of the above mentioned claim against Morawetz GmbH. The Seller guarantees that he is not aware of any conditions, and there are also no signs of any which could make the ability of the claims listed to be collected questionable.

(24)
The Company has sufficient own financial funds to maintain the business operation as it has in the past and make the targeted profits.

(25)
No bad debt losses due to short term expiry of the limitation of action have to be dealt with.

(26)
There are only loan commitments to Bankhaus Wolbern & Co., Hamburg. A credit limit of DM 1.5 million has been granted which has been taken advantage of to the amount of DM 1,242,467.86 as of 14/11/97. The details of the loan commitment are outlined in the bank's letter of 23 July 97 which is submitted as

                                 Appendix 9.

The credit balances are listed in the "Daily bank statement" lists,

                                 Appendix 10.

(27)
None of the existing sales agreements are in conflict with the interests of the Buyer.

(S)4 Employment

(1)
In


                                  Appendix 11

all employees are listed with which written or oral contracts of employment have been made. Without any exceptions, identical contracts of employment have been concluded with the employees. Solely the wage agreements are different. With the sales representatives the employment form was concluded in each case which is submitted as


                                 Appendix 12.

With the other employees, a contract of employment was concluded subject to the proviso of the contract text enclosed as


                                 Appendix 13.

The sample contracts of employment duly reflect the full agreements.

(2)
The list Appendix 11 referred to above specifies in full the total gross emoluments including bonuses, commissions and shares in profits. After the agreement has been concluded the contracts of employment are only concluded, changed or terminated with the prior approval of the Buyer.

(3)
Within the past 12 months no pay or wage increases have been made or assured by the Seller which have not been recorded in the payroll - Appendix 11. The increases which were expressed or assured therefore have no influence on the total payroll. Neither were agreements made to the effect that employees are entitled to old age or survivors' pensions. Assurances with regard to this were also not made.

There are no financial commitments made on the basis of Company practice.

Employees who have left the company and their dependants have not been made any undertakings that they should receive pensions or other payments.

The exception here is the Seller. As managing director he has been made a pension undertaking to receive a gross pension of DM 8,000.00 monthly. This undertaking does not however represent any financial burden for the Company with the exception of the contributions for the direct insurance as well as the employer's pension liability insurance. The financial commitments in the insured event are covered by an adequate employer's pension liability insurance.

(4)
Binding collective wage agreements, works agreements and commitments on the basis of Company practice to a degree of financial importance do not exist apart from Christmas and holiday pay.

(5)
The Seller will prevent, that after the agreement has been concluded new contracts for the Company will be concluded with today's shareholders or their near relatives without the Buyer issuing its prior approval.

(S) 5 Managing director contract of employment of the Seller

(1)
The current contract of employment of the Seller is continued basically at the same financial conditions, however is considerably changed in the layout as is evident from


                                 Appendix 14.

The Seller receives an annual gross salary of DM 450,000.00 plus a share in profits of 5% of the annual net profit.

The Buyer's decision to buy is considerably based on the future trustworthy cooperation with the Seller. Additionally, that the succession of the Company is secured. On the basis of the latter, the Seller has agreed in (S) 3 Item 13 to train a successor in good time before he withdraws.

To cover the financial risk of the Company in the event of the Seller suddenly withdrawing due to death of the Seller, the Company will take out a term life insurance policy on the life of the Seller [*]. The Company in doing so is granted an irrevocable preemptive right. The sum insured will be DM
5.0 million. The policy will run for 10 years. If the event insured occurs, the sum insured received by the Company is left out of count when determining the amount of compensation for the Seller's business share in the Company.

(2)
The gross remuneration of the Seller is to be adapted to the modified situations of the Company. The details are regulated by the modified Managing director contract of employment in force from 05/01/1998.

(3)
The pension agreement is not affected by the paragraphs above.

(4)
The Seller will repay all financial commitments which he has towards the Company which result from

[*]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

                                  Appendix 15

by 31/12/1997 at the latest.

Additionally the Company has extended other loans to third parties the current standing of which can be seen in

                                  Appendix 16

The Seller guarantees that these loans will be paid back by 31/12/1997 at the latest.

(S) 6 Competition clause

(1)
The Seller will not enter into competition neither indirectly nor directly with the Buyer, the Company or a company affiliated with these for the duration of 12 years from the day of the conclusion of this agreement. This prohibition to compete is limited to the field of ophthalmology. This means that for the relationship after the contract, a post-contractual prohibition to compete will exist for two years.

(2)
The Seller understands that the restrictions on competition were a decisive factor for the Buyer when concluding this agreement.

(3)
The Seller is aware that the Buyer supplies customers in Germany directly. Even after this agreement has been concluded and enforced, the Buyer may supply the customer [*] without any restrictions. For the rest, the Buyer will terminate its other existing customer relations within an appropriate period from the enforcement of the agreement.

(4)
The Seller will ensure and commits itself, if necessary to agree at a shareholders' meeting that the Company ends the business relations with other suppliers within an appropriate period in accordance with an agreement having been made, in so far as they supply products which could be supplied by the Buyer, its parent company or subsidiaries.

(5)
The Buyer intends to grant the Company the exclusive sales rights for Germany at a point in time which cannot yet be defined.

[*]= CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(S) 8 Responsibility for taxes, contributions and other charges to be paid

(1)
Any payment of taxes from the period up to 31/12/1997, if these are not listed in the balance sheet, reduce the purchase price in so far as they are based on expenditure of the Seller or members of his family which are not recognised as business expenses or other hidden profit distributions.

(2)
The payments for income tax on wages and salaries and social insurance contributions due before the transfer deadline for the employees have been or will be correctly determined, cleared and paid.

(3)
All tax returns have been given in correctly and punctually.

(4)
The buyer will inform the Seller without delay of a pending fiscal audit and give the Seller the opportunity to defend itself against this.


(S) 9 Legal proceedings

The Seller once again expressly assures that there are no pending legal proceedings against the Company and that there are no claimed or threatened legal or contractual claims against the Company with the exception of the claims expressly mentioned in this agreement.

(S) 10 Consequences in the event of breach of agreement

(1)
If the Seller should not meet his obligations taken on with this agreement at all or in full or does not meet them in keeping with the agreement in any other way, the Buyer is entitled to set a reasonable period of grace to give the Seller the opportunity to create the state as conformable to the agreement. The period of grace should be no less than two weeks. It is however dispensable if the state as conformable to the agreement cannot be created or the Seller refuses performance or if this is unreasonable for the Buyer.

(2)
If the state as conformable to the agreement is not created within the time set or if the period of grace is dispensable, the Buyer can either demand that the financial prejudice sustained be made good or make use of the legally available rights with the exception of rescission.

(3)
The following applies for the compensation for financial prejudice sustained:

To be compensated is the expense of the Buyer, which is required to create the state as conformable to the agreement, or which results from the state as conformable to the agreement not being able to be created at all, in full permanently or only temporarily.

The expense proven by the Buyer is to be compensated. Advantages in excess what is required are duly taken into account. For the rest, the Buyer is to be financially reimbursed so that it is in the same position financially as it would be if the undertakings were correct or as it would be if the obligations had been executed as stipulated by the agreement.

(S) 11 Costs of the agreement

The notary's office's costs for the authentication of this agreement are to be equally borne by both parties of this agreement. For the rest, each party pays for its own consulting costs separately.

(S) 12 Purchase through trustees

(1)
Both parties are in agreement that the shares will be purchased through Dr Volker D. Anhausser, lawyer in Karisruhe, as trustee for the Buyer. This is because both parties consider it to be wise that it does not become known on the relevant market that the Buyer has shares in the Company.

(2)
Furthermore both parties are in agreement that, even if the purchase takes place through the trustee, the contractual parties treat each other as if the Buyer were the direct contractual partner.

(3)
This agreement is also met and enforced with the authentication of the assignment of the shares to the amount of DM 600,000.00 by the Swiss notary Dr Suter on Friday 21 November 1997.

(4)
Dr Anhausser (lawyer) enters into this agreement as party in so far as he commits himself to purchase the business shares for the Buyer as a trustee.

(S) 13 Assignment of the shares

(1)
The Seller herewith declares the assignment of the shares listed in J 1 para. 1 which following the agreement made with ECC GmbH still have to be formally assigned to him.

(2)
Dr. Volker D. Anhausser, lawyer, accepts the assignment in his own name, however as trustee of the Buyer, STAAR SURGICAL AG, Nidau, Switzerland.

(3)
The agreement is subject to the condition precedent that the Seller purchases from the current copartner ECC GmbH the shares described in detail in J 1 of this document by 10 December 1997. The assignment becomes effective with the assignment of the shares to the Buyer.

(S) 14 Choice of law and jurisdiction

(1)
This agreement including all appendices, additional agreements and ancillary agreements is subject to German law. The parties are in agreement that the uniform UN law on the sale of goods should not apply.

(2)
A court of arbitration decides about all legal disputes from this agreement and from all existing and future additional agreements and ancillary agreements ousting the jurisdiction of normal courts subject to the proviso of the arbitration agreement concluded in a separate deed.

(S) 15 Limitation of actions

The parties agree a uniform limitation period of 4 years for all claims resulting from this contractual relationship.

(S) 16 Option to buy

For each sale, the parties agree a right of first refusal. In this instance, it is of no consequence whether the shares in the Company are being sold in part or in full. The purchase price at which the shares are to be offered is to be determined with binding force for both parties by the Chamber of Auditors based in Dusseldorf.

(2)
The Seller's obligation to offer the shares for sale also exists if the parties unanimously establish that a further cooperation is no longer possible. In this case, a purchase price should if possible be determined by mutual agreement. Each contractual party can force the other to sell at a price which corresponds to 120% of the determined value of the shares.

(3)
If a third party with the approval of the board of directors of the Buyer's parent company should purchase shares in the parent company, which constitute a controlling interest, the Seller has the right to sell his shares in the Company, if in this case, he no longer wishes to continue the cooperation. This is to be assumed if either the majority of the shares issued which are freely traded on the market, *verb is missing* or in the case the assets are purchased or through a merger. The same applies if a share majority is acquired with which a decisive change in the executive management of the parent company (Staar Surgical Company) is enforced. The Buyer itself or a third party to be named by it, in this case has the obligation to buy the shares at the determined value of the shares.

If the third party is not a buyer which was approved by the board of directors of the parent company, the Buyer or a third party to be named by it, must buy the shares at a price which constitutes 150% of the determined value if the Seller wishes to terminate cooperation (with the Company) in this case.

(S) 17 Written form

Changes and supplements to this agreement require the written form and if legally required an additional notary's authentication. This also applies to a change of this written form clause. The written form clause should not be contracted out of the agreement formlessly, especially not orally.

(S) 18 Escape clause

(1)
If clauses of this agreement or a clause included in it in future are fully or partially legally invalid or not executable or later lose their validity or practicability, the validity of the other clauses is not affected. The same applies if it should be shown that the agreement has a gap in the regulations.

(2)
In place of the invalid or impracticable clause or to fill the gap an appropriate regulation should apply which in so far as legally possible is as nearest to what the parties desired or would have wanted defined by and for the purpose of the agreement in so far as they had considered the matter on concluding the agreement or when later including a point.

(3)
The same also applies if the invalidity of a clause is based on a measure of performance or time (deadline) specified in the agreement; in this case the legally permissible measure of performance or time (deadline) as near to the one desired should apply.

(4)
The parties are obliged to lay down whatever is valid according to paragraphs 1-3 through a formal modification or supplement to the text of the agreement in proper form.

Parts of the agreement

This agreement was concluded with reference to the following appendices:

Appendix 1:     Company valuation of accountant Hortense Thielsen
Appendix 2:     List of the development of the fixed assets as of 01/01/1996
Appendix 3:     Copies of brand and trademark registrations
Appendix 4:     Sales agreements with manufacturers
Appendix 5:     List of customers
Appendix 6:     List of liabilities
Appendix 7:     List of stock in hand "Inventory October 1997 of 03/11/97"
Appendix 8:     List of accounts receivables
Appendix 9:     Letter from Bankhaus Wolbern of 23/07/97
Appendix 10:    List of "Daily bank statements"
Appendix 11:    List of employees with wage/salary specifications
Appendix 12:    Sample contract of employment sales representatives
Appendix 13:    Sample contract of employment in-house staff
Appendix 14:    Modification to the Managing director contract of employment
Appendix 15:    List of liabilities of the Seller owed to the Company as well as loans to third parties

The following negotiation was read out to those appearing, approved by them and signed by their own hand as follows:


                             signed [*]

                             signed Volker D. Anhausser

                        L.S. signed Mallick, notary


[*] = CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.